Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Results for First Quarter 2004

SOUTHFIELD, Mich. — April 21, 2004

First Quarter Highlights:

Financial Information

•	Diluted FFO per share of $0.56

•	Diluted FFO of $11.2 million, 32.9% increase

•	Total revenues of $31.2 million, 18.2% increase

•	Income from continuing operations of $4.6 million, 48.8% increase

•	Diluted EPS from continuing operations of $0.24

•	$0.42 per share regular quarterly dividend paid April 20, 2004

Company Highlights

•	Acquired 358,000 square foot Merchants’ Square shopping center in Carmel, Indiana

•	Development joint venture formed and Staples lease signed at Beacon Square in Grand Haven, Michigan

•	Target opens in 123,000 square feet at Shoppes of Lakeland redevelopment in Lakeland, Florida

•	20 new non-anchor stores opened at rental rates 28.3% above portfolio average

•	49 non-anchor leases renewed at rental rates 9.8% above prior rents paid

•	Debt to Market Capitalization Ratio of 45.8%, compared to 54.9% at March 31, 2003

Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the first quarter ended March 31, 2004.

For the three months ended March 31, 2004, diluted Funds from Operations (FFO) were $11,222,000 compared with $8,447,000 for the three months ended March 31, 2003. On a per share basis FFO was $0.56 compared with $0.55 in 2003. Total revenues increased 18.2 percent or $4,807,000, to a total of $31,173,000, compared with $26,366,000 in 2003. Income from continuing operations increased 48.8 percent or $1,507,000, to a total of $4,594,000, compared with $3,087,000 in 2003. On a diluted per share basis, income from continuing operations increased from $0.20 in 2003 to $0.24 in 2004.

“In addition to our announced accomplishments in the first quarter, the Company was busy laying the groundwork for a very active year for acquisitions and developments,” said Dennis Gershenson, President and Chief Executive officer. “Tenant interest in our shopping centers remains strong as evidenced by the rents achieved in both new leases and lease renewals. We continue to find redevelopment opportunities in our core portfolio that improve the value and rental stream at our shopping centers.”

Asset Management

During the quarter Target opened in 123,000 square feet at the Shoppes of Lakeland in Lakeland, Florida. Target is the second anchor to open as part of a 300,000 square foot redevelopment project that began last year. In addition to Target, the redevelopment includes a Michaels arts and craft store and an Ashley Furniture store currently under construction. Ashley Furniture will occupy the former 73,000 square foot Builder’s Square space.

The Company’s previously announced redevelopment projects are progressing on track. These include:

•	The expansion of a 49,000 square foot Kroger to 64,000 square feet at the Company’s Highland Square shopping center in Crossville, Tennessee.

•	The addition of a Gander Mountain superstore in 90,000 square feet to occupy the entire former Kmart premises at its West Oaks shopping center in Novi, Michigan.

•	The expansion of a 134,000 square foot Wal-Mart store at the Taylors Square shopping center in Taylors, South Carolina, to a 207,000 square foot superstore.

Leasing

Leasing activity during the quarter produced results that reinforce the strength of the Company’s shopping centers. The Company opened 20 new non-anchor stores, at an average base rent of $16.50 per square foot, which is 28.3% above portfolio average. The Company also renewed 49 non-anchor leases at an average increase of 9.8% over prior rental rates.

Acquisitions

In January, the Company purchased the Merchants’ Square shopping center in Carmel, Indiana. The 358,000 square-foot shopping center is anchored by a Marsh Supermarket (which was not included in the purchase), Cost Plus World Market, Old Navy, Hobby Lobby, Arhaus Furniture and Petco. Merchants’ Square is located on the northwest corner of Keystone Avenue and 116th Street. The $37.3 million transaction was financed with a portion of the proceeds from the Company’s equity offering completed in October as well as the assumption of $23.1 million in debt.

Development

During the quarter, the Company entered into an unconsolidated joint venture for its Beacon Square development in Grand Haven, Michigan. The Company finalized a lease for a 14,600 square foot Staples store, which will join Home Depot (anchor owned) as an anchor at the center. The 127,000 square foot Home Depot store opened in April. Grand Haven is part of the metro tri-plex area that encompasses the cities of Grand Rapids, Muskegon and Holland, Michigan.

Market Capitalization and Debt

Total capitalization as of March 31, 2004 was approximately $1.1 billion compared to $1.0 billion as of December 31, 2003. Total debt for the quarter was $494.5 million with an average interest rate of 6.3% and an average maturity of 50 months. Debt to market capitalization at the end of the quarter was 45.8% compared to 43.7% at December 31, 2003.

Dividend

The Company paid a quarterly common share cash dividend of $0.42 per share on April 20, 2004 to its shareholders of record as of March 31, 2004, based on an annual dividend of $1.68 per share.

2004 Guidance

As stated previously, the Company estimates that 2004 annual diluted FFO per share will be between $2.35 and $2.40, per share. The Company estimates net income per diluted common share to be between $1.18 and $1.25.

RPT will host a live broadcast of its 1st Quarter conference call on April 22, 2004 at 9:00 a.m. eastern time, to discuss its financial results and 2004 guidance. The live broadcast will be available online at

www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no passcode needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, passcode 6656161 (for one week).

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our Web page.

Ramco-Gershenson Properties Trust has a portfolio of 65 shopping centers totaling approximately 13.7 million square feet of gross leasable area, consisting of 64 community centers, of which eleven are power centers and two are single tenant properties, as well as one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	3/31/04	3/31/03

REVENUES
Minimum rents	$21,306	$17,364
Percentage rents	450	641
Recoveries from tenants	8,726	7,674
Fees and management income	467	208
Other income	224	479

Total revenues	31,173	26,366

EXPENSES
Real estate taxes	3,871	3,281
Recoverable operating expenses	5,114	4,275
Depreciation and amortization	6,369	5,085
Other operating	358	383
General and administrative	2,376	2,221
Interest expense	7,755	7,340

Total expenses	25,843	22,585

Operating income	5,330	3,781
Earnings from unconsolidated entities	69	82

Income from continuing operations before minority interest	5,399	3,863
Minority interest	(805)	(776)

Income from continuing operations	4,594	3,087
Income from discontinued operations, net of minority interest	15	64

Net income	4,609	3,151
Preferred stock dividends	(594)	(594)

Net income available to common shareholders	$4,015	$2,557

Basic earnings per share:
Income from continuing operations	$0.24	$0.20
Income from discontinued operations	—	0.01

Net Income	$0.24	$0.21

Diluted earnings per share:
Income from continuing operations	$0.24	$0.20
Income from discontinued operations	—	0.01

Net Income	$0.24	$0.21

Weighted average shares outstanding:
Basic	16,798	12,277

Diluted	17,030	12,410

Ramco-Gershenson Properties Trust
Calculation of Funds from Operations(1)
(In thousands, except per share data)
(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	3/31/04	3/31/03

Net income available to common shareholders	$4,015	$2,557
Add:
Depreciation and amortization expense	6,400	5,098
Minority interest in partnership:
Continuing operations	805	776
Discontinued operations	2	16

Funds from Operations-basic and diluted	$11,222	$8,447

Funds from Operations per share:
Basic	$0.57	$0.56

Diluted	$0.56	$0.55

Basic weighted average shares outstanding(2)	19,727	15,208

Diluted weighted average shares outstanding(2)	19,959	15,341

Ramco-Gershenson Properties Trust
Consolidated Balance Sheets
(In thousands)

	March 31, 2004	December 31, 2003
ASSETS	(Unaudited)
Investment in real estate, net	$772,569	$736,753
Cash and cash equivalents	13,812	19,883
Accounts receivable, net	29,405	30,578
Equity investments in and advances to unconsolidated entities	8,886	9,091
Other assets, net	32,919	30,674

Total Assets	$857,591	$826,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages and notes payable	$494,543	$454,358
Distributions payable	8,296	10,486
Accounts payable and accrued expenses	19,373	23,463

Total Liabilities	522,212	488,307
Minority Interest	42,555	42,978
Shareholders’ Equity	292,824	295,694

Total Liabilities and Shareholders’ Equity	$857,591	$826,979

(1)	Management generally considers funds from operations (“FFO”) an appropriate supplemental measure of the financial performance of an equity REIT. Under the National Association of Real Estate Investment Trusts (“NAREIT”) definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2)	Basic weighted average shares outstanding represents the weighted average total shares outstanding, which includes common shares and assumes the redemption of all Operating Partnership Units for common shares. Diluted weighted average shares outstanding represents the basic weighted average shares outstanding and the dilutive impact of in-the-money stock options.

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For more information on Ramco-Gershenson Properties Trust visit the Company’s
Website: www.rgpt.com